                                                                   Exhibit 10.15

                                 Lease Agreement

This Lease is made by and between LESSOR: Kid Castle Internet Technology Corporation (hereinafter referred to as "Party A"), LESSEE: Chevady Educational Corporation (hereinafter referred to as "Party B") and Party B's Guarantor :(intentionally blank) (hereinafter referred to as "Party C") for the lease of premises hereunder. All parties agree to abide by the terms and conditions set forth as follows:

1. Premises under the Lease : 1st Floor, No. 148, Cheng-Kuo Road, Hsintien City, Taipei County, under the Lease.

2. The term of the Lease shall be one year, commencing from July 1st, 2004 to June 30th, 2005.

3. The monthly rental: NT$5,000(FIVE THOUSAND New Taiwan Dollars) (with a receipt originally issued for the payment of the rental by Party A) shall be paid by Party B without delay or rejection in any circumstances (the aforesaid rental is exclusive of electricity and water charges). An invoice shall be issued by Party A to Party B each month. (the aforesaid amount of invoice is exclusive of tax charge).

4. The rental shall be paid before (intentionally blank) of each month. The rental shall be paid based on (intentionally blank) period, and Party B shall not delay in paying any rental due for any reason.

5. Party B shall pay a rental deposit of NT$ (intentionally blank) to Party A upon signing of this Lease. The said rental deposit shall be returned to Party B without interest upon expiration of this Lease, if Party B does not request a lease renewal and vacates and surrenders the Premises to Party A.

6. Upon expiration of this Lease, except renewal of the Lease is agreed by Party A, Party B shall restore the Premises to the original condition and thereupon, vacate and surrender the Premises to Party A without making any excuse or claiming any right. In case the Premises shall be surrendered to Party A after delays, Party B shall be liable for a default penalty equivalent to 500% of the rental on a monthly basis until the date of surrender of the Premises, to which Party B and Party C shall have no objection.

7. During the term of this Lease before its expiration, in the event that Party B desires to move out of the Premises, Party B shall not request any rental refund, moving costs or other royalties under other denominations from Party A, and Party B shall unconditionally restore the Premises to the original condition and return the Premises to Party A without objection.

8. Prior to consent by Party A during the term of this Lease, Party B shall not, in whole or in part, have the Premises lent, subleased or transferred to any third party, or in any other way provided for use by any third party.

9. Party B may make alternations of partitions and/or facilities in the Premises as Party B deems necessary; construction work can only begin upon consent given by Party A and shall not damage the main structure and the facilities of the building. Party B shall be responsible for the restoration of the Premises when returning the Premises to Party A.

10. Party B shall not use the Premises for any illegal use, nor for storing hazardous articles that will cause public danger.

11. Party B shall use the Premises with the degree of care of a responsible administrator. Except if the damage or destruction is made by act of God or other force majeure, Party B shall be responsible for the damages attributed to Party B's negligence. If the Premises provided by Party A are damaged or destroyed due to nature, or due to normal wear and tear, Party A shall be responsible for the reparation.

12. In the event that Party B violates any provisions of this Lease and thus causes damages to Party A, Party B hereby shall be fully responsible for compensating such damage or loss. Party B shall pay for Party A's court costs and attorney's fees in the event that the court action is instituted.

13. In the event that Party B violates any provisions of this Lease or causes damages to the Premises, Party C shall be jointly liable for the loss Party A shall incur and abandon the right of counteraction voluntarily.

14. Parties A, B and C shall observe and abide by the provisions of this Lease. In the event that any party shall violate any provisions thereof, Party A may terminate this Lease thereupon , and Party A shall in no circumstances be liable for the loss Party B shall incur.

15. Stamp duties are borne by Parties A and B, respectively. All taxes relating to the Premises shall be borne by Party A; whereas the expenses involved in the water supply, electricity and other taxes relating to business operations of Party B shall be borne by Party B.

16. In the event that the house tax and income tax owing to the leased Premises are increased and thus higher than the amount before the Lease, Party B shall bear such difference incurred therefrom without objection.

17. Any article left inside the Premises, upon expiration of this Lease after Party B vacates the Premises, shall be deemed to be abandoned at the disposal of Party A as waste, to which Party B shall have no objection.

18. The rental tax payable shall be borne by Party A/Party B to the tax collection office upon receiving tax statement(s).

In witness whereof Parties A and B have hereunto signed the Lease, which is made in duplicate, each party bears one to refer.

The Parties:

Lessor (Party A):            /s/ Kid Castle Internet Technology Corporation

Business Uniform No.:        70676630

Lessee (Party B):            /s/ Chevady Educational Corporation

Business Uniform No.:        23610004

Party C:                     (intentionally blank)

ID No.:                      (intentionally blank)

Address:                     (intentionally blank)

Date: June, 10, 2004